EXHIBIT 99.2

TIFFANY & CO. NEWS RELEASE
TIFFANY APPOINTS REED KRAKOFF TO THE NEWLY CREATED ROLE OF CHIEF ARTISTIC OFFICER

NEW YORK - January 17, 2017 - Tiffany & Co. (NYSE:TIF) today announced that Reed Krakoff will join Tiffany in the new position of Chief Artistic Officer, effective February 1. Reed will direct design for TIFFANY & CO. brand jewelry, as well as luxury accessories, and lead the brand’s overarching artistic and design vision with respect to stores, e-commerce, marketing and advertising.

In 2016, Reed served as a creative collaborator for Tiffany with the re-launch of a luxury accessories collection, which the Company anticipates will debut for Holiday 2017.

Reed’s appointment to this new position continues Tiffany’s mission for the past 180 years - to create the most important and beautiful jewelry, accessories and objects for the home - and advances its global commitment to excellence in design, using exemplary materials and craftsmanship.

“Reed’s extraordinary talent and deep understanding of iconic American design, and Tiffany’s defining role in its legacy, make him poised for great success in this new position,” said Frederic Cumenal, chief executive officer of Tiffany & Co. “His expertise and creativity will continue to help build Tiffany as a global house of luxury.”

A three-time CFDA Award winner, Reed is celebrated globally for his contributions to the worlds of fashion, interior design and the arts. Reed formerly served as president and executive creative director of Coach, after holding a senior design role at Ralph Lauren, and most recently helmed his eponymous luxury fashion line of womenswear and accessories.

“I’m honored to join Tiffany as Chief Artistic Officer and fully dedicate my creative focus to this storied American luxury brand,” said Reed Krakoff. “The exceptional opportunity to further Tiffany's rich creative legacy of design and craftsmanship, and join the incredible talent within Tiffany, is truly inspiring.”

After three-and-a-half years, Francesca Amfitheatrof - who served as Design Director and was responsible for the design of Tiffany & Co. brand jewelry - will leave the Company to pursue other opportunities. She has made important contributions to the portfolio, and Tiffany is deeply grateful for the unique creative perspective she brought to the brand.

Tiffany is the internationally renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit Tiffany.com.

# # #

CONTACTS:
Nathan Strauss	Ashley Barrett
Director, Corporate Communications	Vice President, Global Public Relations
nathan.strauss@tiffany.com	ashley.barrett@tiffany.com
(646) 428-5941